UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Under §240.14a-12

Optionable, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing..

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing Party:

(4)	Date Filed:

OPTIONABLE, INC.
95 Croton Avenue, Suite 32
Ossining, New York 10562

NOTICE
OF
2009 ANNUAL MEETING OF STOCKHOLDERS

ON MARCH 31, 2009

Optionable, Inc. (the “Company”) cordially invites you to its annual meeting of stockholders at 10:00 a.m. Eastern Standard Time on Tuesday, March 31, 2009, at the Company’s principal executive office at 95 Croton Avenue, Suite 32, Ossining, New York. At this meeting we will ask stockholders to elect to the Board of Directors the nominees named in the proxy statement.

Each share of the Company’s common stock has one vote on each matter. Only stockholders of record as of the close of business on February 10, 2009 are entitled to vote and attend the meeting.

Your vote is important. Please vote as soon as possible so that your shares may be represented whether or not you plan to attend the Company’s annual meeting of stockholders. Submitting your vote now will not prevent you from voting your shares at the annual meeting, if you so desire to do so, as your proxy is revocable at your option. If you received a paper copy of a proxy card in the mail, you may submit your proxy or voting instruction card by completing, signing, dating and returning your proxy or voting instruction card in the pre-paid envelope. If you did not receive the proxy card in the mail, please vote by following the instructions sent to you. We encourage you to read our proxy statement and our annual report, available on the Internet (at http://www.optionable.com.proxymaterials.htm). The Company has elected to make these materials available on the Internet to reduce the costs of delivery and the environmental impact of printing and mailing. You may request a printed set of proxy materials and our 2008 annual report by writing to me at the above address.

Sincerely,

/s/ Thomas F. Burchill

Thomas F. Burchill
President, Chief Executive Officer and Director

New York, New York
February 18, 2009

PROXY STATEMENT
of
OPTIONABLE, INC.

95 Croton Avenue, Suite 32
Ossining, New York 10562

INTRODUCTION

Optionable, Inc. (the “Company”) has made this proxy statement and the proxy card available on the Internet to its stockholders and mailed a certain number of printed copies so that our board of directors (the “Board”) may solicit your proxy for the annual meeting of stockholders to be held on Tuesday, March 31, 2009 at 10:00 a.m. (E.S.T.). Upon your request, the proxy materials will be mailed to you. Our 2008 annual report, which includes our financial statements and other financial information, for the fiscal year ended December 31, 2008 is also available on the Internet and can be mailed to you if you so request. These materials were first sent or made available to stockholders on February 18, 2009. We invite you to attend the meeting at the Company’s principal executive office located at the above address. The purpose of the meeting is to elect to the Board the nominees named in this proxy statement.

The Board recommends that you vote your shares “FOR” each of its nominees listed on the proxy card.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, we have elected to provide access to the proxy materials to most stockholders over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to Optionable’s beneficial owners. You may access the proxy materials on the website as instructed in the Notice. You may also request us to send you a printed copy of this proxy statement and our 2008 annual report, which includes our 2008 Form 10-K and the financial statements, at no charge to you, by writing to Thomas Burchill at 95 Croton Avenue, Suite 32, Ossining, New York 10562. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and the environmental impact of the annual meeting.

VOTING INFORMATION

Voting Requirements
At the close of business on February 10, 2009, (the “Record Date”), 52,423,403 shares of our common stock were outstanding and entitled to vote at the meeting. We have 17 stockholders of record. Each stockholder as of the Record Date is entitled to cast one vote per share on each proposal. A quorum is not required at this annual meeting.

Voting Matters:
To be elected, a nominee must receive a plurality of the votes cast in person at the annual meeting or by proxy. You may vote “for” or “withhold”. Stockholders may not cumulate their votes in director elections. Abstentions have no effect on Board elections

The Board expects that each of the nominees will be available for election, but if any of them is unable to serve at the time of the annual meeting election, the proxy will be voted for the election of another nominee to be designated by the Board.

Attending the Meeting
All stockholders as of the Record Date are invited to attend the Meeting. Each stockholder may be asked to present a valid picture identification in the form of a passport or a driver’s license. If your shares are held for your benefit in the name of a broker, bank or other intermediary, you must bring a letter, known as a legal proxy, from your broker, bank or intermediary reflecting stock ownership in order to be admitted to the Meeting.

Voting and Revocation by Registered Holders
If you are a registered holder, meaning your shares are represented by certificates or ledger entries in your name directly registered with our transfer agent, Continental Stock Transfer & Trust Company, as of the Record Date, you can vote in person by attending the meeting or by proxy whether or not you attend the meeting. You can vote by proxy by mailing in the proxy card in the pre-paid envelope provided to you.

If you are a registered holder and you do not vote at the meeting or by proxy, your shares will not be voted. However, if you (a) indicate when voting that you wish to vote as recommended by the Board or (b) sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares for the director nominees recommended by the Board.

You may revoke your proxy and change your vote at any time before the final vote at the meeting by:

1)	attending the meeting and voting in person; or
2)	properly submitting another proxy card bearing a later date (after requesting a new card through the toll free number: (888) 750-5834.

The last proxy properly submitted by you before voting is closed at the meeting will be counted.

If you have any questions or would like a new proxy card, please call the toll-free number: (888) 750-5834.

Voting and Revocation by Beneficial Owners of Shares Held by a Broker, Bank or Other Intermediary (Shares Held in Street Name)
If your shares are held by a broker, bank or other intermediary, you have the right to instruct that organization on how to vote your shares. You will receive instructions from your broker, bank or other intermediary on the procedure to vote and the procedure to revoke your vote or proxy. If the organization that holds your shares does not receive instructions from you on how to vote your shares regarding the election of Board nominees, then the organization that holds your shares may generally vote for or against the director nominees at its discretion. You will be able to vote and/or revoke your proxy by Internet, phone or mailing a proxy card.

Please be aware that if you are a beneficial owner of shares held by a broker, bank or other intermediary, you can only change or revoke previously issued voting instructions by submitting new voting instructions to your broker, bank or other intermediary, or, if you have obtained a legal proxy from your broker, bank or other intermediary giving you the right to vote your shares, by attending the meeting and voting in person.

COSTS RELATING TO SOLICITATION OF PROXIES

We will pay for the costs of preparing materials for the annual meeting and soliciting proxies. We expect that solicitations will occur primarily through the mail and electronic mail, but proxies also may be solicited personally or by telephone, telegram, letter or facsimile. To assist in soliciting proxies, we have retained Innisfree M&A Incorporated for a fee of $6,500 plus reimbursement of out-of-pocket expenses. We ask securities brokers, custodians, nominees and fiduciaries to forward the Notice to beneficial stockholders as of the Record Date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and employee may solicit proxies personally or by other means, but will not receive additional compensation.

ELECTION OF DIRECTORS

The Board has four nominees. Three of the nominees are current directors: Thomas Burchill, Edward O’Connor and Andrew Samaan. The Board’s fourth nominee, Marc-Andre Boisseau, is the Company’s Chief Financial Officer. Each director elected would hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. The Board expects that each of the nominees will be available for election, but if any of them is unable to serve at the time of the annual meeting election, the proxy will be voted for the election of another nominee to be designated by the Board. We believe that the nominees give the Board an appropriate level and diversity of experience, education, independence and skills. We urge you to vote “FOR” all of the four nominees listed below.

		Age at time
		of annual	Director
Name	Position with Company	meeting	Since
Thomas F. Burchill	President, CEO and Director	67	Nov 2007
Marc-Andre Boisseau	Chief Financial Officer	44	N/A
Edward O’Connor	Director	55	Mar 2001
Andrew Samaan	Director	42	Jan 2009

Thomas F. Burchill was appointed the Company’s President and Chief Executive Officer by the Board in January 2009. He has experience moving companies to profitability. Mr. Burchill has worked at Hearst, ABC and Viacom, serving, beginning in 1984, as the first President and Chief Executive Officer of Lifetime Television, owned by the three companies. From 1993 through 2001, Mr. Burchill was Chairman and Chief Executive Officer of Petry Media Corp. He was responsible for reengineering that company with computer technology initiatives and subsequently oversaw the acquisition of, and successful integration of, a competitor, John Blair Co. From 2001 to 2006, Mr. Burchill has provided leadership or advisory assistance to a number of early-stage companies that serve the media sector, including Mitra Technologies, a traffic and billing software firm, and SB3 Inc, a media focused business intelligence firm and Venaca, Inc., a digital asset management company. Mr. Burchill has been active in a number of industry organizations, including service as Chairman of the Cable Television Advertising Bureau and as a member of the board of directors of both the Television Bureau of Advertising and the International Radio and Television Society. Currently, he serves as Chairman and CEO of Mediastar Ventures LLC, an advisory firm. Mr. Burchill holds degrees from Holy Cross College and the Columbia University Graduate School of Business.

Marc-Andre Boisseau has served as the Company’s Chief Financial Officer since December 2004. Since January 2002, as the president of Boisseau, Felicione & Associates, Inc., he has served as an advisor to small and medium publicly traded and private companies on financial, tax and accounting matters. Between January 2000 and December 2001, he served as Vice-President Finance of DataCore Software, Inc., a privately held software developer. Prior to that, he served as Principal Accounting Officer (from May 1997 to December 1999) and Vice President Controller from January 1998 to December 1999 of Citrix Systems, Inc., a publicly traded software developer. Mr. Boisseau is a certified public accountant. Mr. Boisseau graduated with a BA degree in Business Administration in 1987 from the University of Montreal.

Edward O’Connor has served as one of the Company’s directors since March 2001. Mr. O’Connor was also president from March 2001 until January 2009. Mr. O’Connor previously served as our CEO between March 2004 and October 2005. From December 1996 to 2007, Mr. O’Connor served as a director, and periodically a managing director, at Capital Energy Services, LLC (formerly Orion Energy Services, LLC), which was an energy options brokerage business on the NYMEX. While serving as the Company’s President, Mr. O’Connor’s primary responsibilities included negotiating and entering into contracts for our business and accounting for our funds. Mr. O’Connor graduated from Georgetown University in 1977 with a BS degree in Business Administration.

Andrew Samaan has served as one of the Company’s directors since January 2009. Mr, Samaan is an attorney with expertise in capital formation, transaction analysis, negotiation and execution.  Mr. Samaan advises clients on corporate transactions, and various other transactions from both a financial and legal perspective. He advises entities and individuals involved in the sports industry on a variety of legal matters, including the representation of investor groups and owners in the acquisition and sale of minor league sports franchises. Mr. Samaan also has extensive experience in corporate transactional work. He has experience with mergers and acquisitions transactions valued at over $5 billion and has worked on the issuance of corporate securities on behalf of U.S. and international corporations. Mr. Samaan has advised new media companies in capital formation, intellectual property matters and on-going operations.

Mr. Samaan currently works as Principal at Columbia Sports Group, a financial advisory firm specializing in professional minor league sports organization, which he joined in October 2008. From April 1998 to September 2008, he worked in various high-level positions for Venaca, Inc., a media technology company.  Additionally, Mr. Samaan worked from May 1997 to April 1999 for Prudential Securities Inc., where he provided middle market companies with sell side, buy side and defense advisory services.  Mr. Samaan also worked as a corporate securities lawyer in New York and London for Brown & Wood, LLP and provided counsel on the issuance of corporate securities to U.S. and international corporations.

Mr. Samaan earned a Bachelor of Arts degree in Political Science from Loyola College and his Juris Doctor/MBA from Fordham University. He is a member of the Sports Lawyers Association, the American Bar Association, the New York State Bar Association and the New York City Bar Association. Mr. Samaan is licensed to practice law in Connecticut, the District of Columbia and New York.

Each of the above nominees was recommended to the Board by one of the Board’s current members, including management and non-management directors.

As of the date of this proxy statement, the Board has another director, Dov Rauchwerger, age 31, who has been on the Board since November 2007. Mr. Rauchwerger has not been nominated by the Board.

One of the Board’s nominees, Mr. Samaan, is "independent" within the meaning of Nasdaq Marketplace Rule 4200.

There are no family relationships among our executive officers and directors.

The Board does not have a separate audit, compensation or nominating committee and does not have charters relating to such committees. The functions of those committees are being undertaken by the entire Board. Due to the size of our Board, the Company’s limited operations and lack of revenues, the Board of Directors believes that the establishment of such committees is not necessary or achievable at this point. Mr. Boisseau, Mr. Burchill and Mr. O’Connor are not “independent” within the meaning of Nasdaq Rule 4200.

Any director or stockholder can recommend a director candidate by contacting one of the Company’s directors. Stockholders can make a recommendation by writing to the Board at the Company’s executive office. The Company’s President, who is also a director, then reviews the candidates’ qualifications and may then forward the candidates’ names to the Board as a whole. Candidates’ names are put into nomination for the annual stockholders’ meeting by a majority vote of the Board. Also, nominees can be elected to become a director at a special meeting of the Board. A majority vote of the Board, which has one independent director out of four total members, is required for a nominee to become a director during a special meeting of the Board. The Board’s evaluation of a candidate does not differ depending on whether the nominee is recommended by a stockholder or not. In evaluating potential nominees, the Board considers the candidate’s qualifications in areas in which the Board requires. At a minimum, the nominees must have a college degree, high ethical and professional standards, and broad experience in business, technology or government. Nominees also must have a willingness and ability to devote sufficient time to carry out their duties and to provide insight and practical wisdom to the Board.

During the fiscal year ended December 31, 2008, the Board held six regularly scheduled and special meetings. Each of the directors that year attended at least 75 percent of the aggregate of all Board meetings.

The Company does not have an official policy regarding the Board members’ attendance of the annual meeting of stockholders. However, Board members are encouraged to attend such annual meetings. The March 31, 2009 meeting will be Company’s first annual meeting of stockholders.

EXECUTIVE OFFICERS

As of February 16, 2009, the Company has two executive officers, listed below.

			Executive
Name	Position with Company	Age	Since
Marc-Andre Boisseau	Chief Financial Officer	44	Dec 2004
Thomas F. Burchill	President and Chief	67	Jan 2009
	Executive Officer
	(also Director)

The biographies of Marc-Andre Boisseau and Thomas F. Burchill are stated above in the “Election of Directors” section.

Edward O’Connor resigned as the Company’s President on January 28, 2009. His biography is listed above in the “Election of Directors” section. His compensation for the past two fiscal years during which he was an officer of the Company is listed below in the “Executive Compensation” section.

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
AND OTHER INFORMATION

The Board reviews and approves the compensation of any director or executive officer, and reviews any recommendations made to the Board by the Company’s executive officers. A director whose compensation is being considered by the Board must recuse himself from the vote. The Board also provides general oversight on the Company’s total rewards and compensation.

DIRECTOR COMPENSATION

During November 2007, the Company's Board of Directors approved compensation to be paid to Mr. Burchill and Mr. Rauchwerger in return for their service on the Board. The Company has paid Mr. Burchill $100,000 as annual compensation during fiscal year 2008. The Company has paid Mr. Rauchwerger $25,000 as annual compensation during fiscal year 2008.

During November 2007, the Board also approved a grant of 250,000 options to each of Mr. Burchill and Mr. Rauchwerger. 50,000 options of each of such grant vested upon the grant and the remainder will vest at a rate of 50,000 options on each six-month anniversary of the grant through November 26, 2009. The options will expire on the five- year anniversary of the grant. The Company entered into a stock option agreement with Mr. Burchill and Mr. Rauchwerger in the form approved by the Board (each, a "Stock Option Agreement").

During January 2009, the Board approved compensation to Mr. Andrew Samaan in return for his service on the Board. The Company will pay Mr. Samaan $25,000 as annual compensation. The Board also has approved a grant of 250,000 options to Mr. Samaan on substantially similar terms as above, with the exercise price set at fair market value.

All of our directors are reimbursed for their reasonable expenses for attending board and board committee meetings.

The following table summarizes each of our directors’ compensation during the fiscal year ended December 31, 2008.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Thomas F. Burchill	100,000						100,000
Dov Rauchwerger	25,000						25,000

Mr. Samaan is not included in the above table because he did not become a member of the Board until January 15, 2009.  For the period between January 15, 2000 and March 31, 2009 (the date of the annual meeting of stockholders), the Company shall pay Mr. Samaan a pro rata portion of $25,000 in annual compensation. Only Mr. Samaan and Mr. Rauchwerger shall be receiving compensation for their service on the Board during such period.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2008. The value attributable to any option awards is computed in accordance with FAS 123R.

Name and Principal Position	Year	Compen-sation ($)	Bonus ($)	Stock Awards	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-Qualified Deferred Compen-sation	All Other Compen-sation ($)	Total ($)
Edward O’Connor President and Director (1)(5)	2008 2007	200,000 200,000	0 0	0 0	0 0	0 0	0 0	16,703 15,511	216,703 215,511
Kevin Cassidy CEO, Vice-Chairman, and Director (2)(3)	2008 2007	0 150,000	0	0 187,672	0 248,750	0 454,967	0 0	0 5,016	0 1,046,405
Albert Helmig Executive Chairman and Director (4)	2008 2007	0 397,000	0 0	0 0	0 0	0 0	0 0	0 0	0 397,000
Marc-Andre Boisseau Chief Financial Officer	2008 2007	121,306 185,327	0 0	0 0	0 0	0 0	0 0	0 0	121,306 185,327
Thomas Schnell (5)(6)	2008 2007	0 107,416	0 0	0 0	0 0	0 888,524	0 0	0 11,575	0 1,007,515

(1) Mr. O'Connor served as our President from March 2001 until January 2009.
(2) Mr. Cassidy served as our Chief Executive Officer, Vice Chairman and Director between October 30, 2005 and May 12, 2007.
(3) Mr. Cassidy's compensation includes 30,689 shares of common stock issued during 2007. It includes 1,200,000 warrants issued to Pierpont Capital, Inc., exercisable at $0.95 and for which we recognized $120,000 in compensation expenses during 2007, pursuant to FAS 123 (R ). It also includes the fair value of 65,000 options for which we recognized $128,750 in compensation expenses during 2007. Additionally, the Company pays, on behalf of Mr. Cassidy, a life insurance and health insurance premium, which are included in other compensation.
(4) Mr. Albert Helmig served as our principal executive officer and Executive Chairman between May 11 and November 6, 2007.
(5) The other compensation of Mr. O'Connor and Mr. Schnell represent the health insurance premium paid by the Company on their behalf.
(6) Mr. Schnell was a broker and was not an executive officer of the Company. Mr. Schnell resigned on September 14, 2007.

On January 28, 2009, the Company’s Board of Directors approved Mr. Thomas Burchill’s compensation as the Company’s new President and Chief Executive Officer. Effective January 28, 2009, Mr. Burchill will receive $150,000 as annual compensation (for fiscal year 2009, a pro rata portion of $150,000), to be paid in 12 equal installments over the year, for his service as President and Chief Executive Officer. He received a $30,000 signing bonus as compensation for expenses and lost income in connection with his former advisory business. He was granted an option award of 250,000 shares exercisable at fair market value. Any year-end incentive pay would be based on a criteria to be established by the Board. If Mr. Burchill resigns from the position for good reason or is terminated for reason other than for cause, then he is entitled to severance pay that is equal to six months of the annual compensation, plus the pro rata earned incentive pay that would be based on a criteria to be established by the Board. The following table sets out Mr. Burchill’s projected pro rated compensation for the fiscal year ending December 31, 2009.

Name and Principal Position	Year	Projected Salary Based on Full Fiscal Year Ending on Dec. 31, 2009 ($)	Signing Bonus ($)	Stock Awards	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-Qualified Deferred Compen-sation	All Other Compen-sation ($)	Projected Total Compen-sation To Be Given For Full Fiscal Year Ending on Dec. 31, 2009 ($)
Thomas Burchill President and CEO	Jan 28-present	$138,750	$30,000						$168,750

We have a consulting agreement with Mr. Marc-Andre Boisseau, who serves as our Chief Financial Officer. The verbal agreement provides that we compensate him at $300 per hour, since May 14, 2007. The rate per hour between January 1 and March 6, 2007, amounted to $145 per hour and between March 7 and May 13, 2007, $152 per hour. This agreement may be terminated at will by either party.

Pursuant to a separation agreement with Mr. Edward O’Connor, in which Mr. O’Connor resigned as president of the Company, Mr. O’Connor shall receive $2,083 (net of applicable withholding), each month for twelve consecutive months (effective February 15, 2009). Pursuant to the terms of the separation agreement, the Company agreed to maintain sufficient resources to indemnify Mr. O’Connor in any threatened or pending action, suit or proceeding brought against him by reason of the fact that he was an officer or director of the Company or engaged in a similar capacity with the Company.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

There were no grants of options to purchase our common stock to the named executive officers at December 31, 2008.

GRANTS OF PLAN-BASED AWARDS --- FISCAL YEAR 2008

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of February 16, 2009, the number of and percent of our common stock beneficially owned by:

·	all directors and nominees,

·	our executive officers,

·	our directors and executive officers as a group, without naming them, and

·	persons or groups known by us to own beneficially 5% or more of the outstanding shares of our common stock based solely on the Company’s review of SEC filings.

Unless otherwise indicated in the notes below, we believe that all persons named in the table have sole voting and investment power (or shares such powers with his/her spouse) with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities if that person has the power to vote or dispose of such securities or if that person can acquire such securities within 60 days from February 16, 2009 upon the exercise of options, warrants, convertible securities or other rights. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of February 16, 2009  have been exercised and converted.

Title of Class	Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total*
Common Stock	Edward O’Connor (1) 95 Croton Avenue Suite 32 Ossining, NY 10562	3,854,130	7.4%

Common Stock	Marc-Andre Boisseau 95 Croton Avenue Suite 32 Ossining, NY 10562	0	0.0%

Common Stock	Thomas Burchill (2) 95 Croton Avenue Suite 32 Ossining, NY 10562	150,000	0.3%

Common Stock	Dov Rauchwerger (2) 95 Croton Avenue Suite 32 Ossining, NY 10562	150,000	0.3%

Common Stock	Mark Nordlicht 159 Wykagil Terrace New Rochelle, NY 10804	8,190,150	15.6%

Common Stock	Nymex Holdings, Inc. One, North End Avenue World Financial Center New York, NY 10282	10,758,886	20.52%

Common Stock	All Executive Officers and Directors as a Group (4 persons )	4,154,130	8.0%

* Based upon 52,428,203 shares outstanding as of February 10, 2009

(1) Includes 2,682,201 shares owned by Ridgecrest Capital Corp., Inc., a corporation wholly owned by Mr. O'Connor, 901,929 shares owned by Mr. O'Connor's adult daughter Kathleen O'Connor and 901,929 shares owned by Mr. O'Connor's adult daughter Erin O'Connor. Mr. O’Connor disclaims beneficial ownership of his daughters’ shares.

(2) Includes 150,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

To our knowledge, based solely on review of these filings and written representations from the certain reporting persons, we believe that during the fiscal year ended December 31, 2008, our officers, directors and significant stockholders have timely filed all required forms under Section 16(a) of the Exchange Act.

CERTAIN LEGAL PROCEEDINGS

On November 19, 2008 a complaint was filed by Mark Nordlicht in the Delaware Court of Chancery to require the Company to conduct its annual meeting. On December 30, 2008, the Court ordered the Company to hold an annual meeting on or before March 31, 2009.

There are no legal proceedings pending to which any director, officer or principal stockholder, or any affiliate thereof, is a party adverse to the Company.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board establishes a special committee to review and vote on transactions, arrangements and relationships (including indebtedness or guarantee of indebtedness) in which (a) the Company is a participant, (b) any of its directors, director nominees, executive officers, beneficial owners of more than 5% of the Company’s common stock and their respective immediate family members (collectively, the “Related Party”) has or will have a direct or indirect interest (other than solely as a result of (i) being a director or another company, (ii) being less than a 10 percent beneficial owner of another company, (iii) having a family member who is a non-executive employee in another company or (iv) receiving benefits under a tax-qualified retirement plan or non-discretionary compensation) and (c) the aggregate amount involved exceeds or may be expected to exceed $120,000 or one percent of the average of the small business issuer’s total assets at year-end for the last three fiscal years (such transaction, arrangement or relationship, the “Related Transaction”). The special committee shall not include any director who is a Related Party.

A majority vote of the special committee is required for approval of the Related Transaction. Before such vote, the special committee reviews, among other things, the following factors:

·	the extent of the Related Person’s interest in the Related Transaction;
·	the approximate dollar value of the amount involved;
·	the terms of the Related Transaction;
·	the benefits to the Company;
·	the costs to the Company;
·	the benefits to the Company’s stockholders;
·	the availability of other sources for comparable products, services, or financial benefits; and
·	whether the Related Transaction is on terms that are no less favorable to the Company than terms that are generally available to an unaffiliated third-party under the same or similar circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During April 2005, we modified the terms of agreement under which we initially owed $5,762,753, $765,000 and $765,000 to Mark Nordlicht, our Chairman of the Board, Kevin Cassidy, our Chief Executive Officer, and Edward O'Connor, our President, respectively. The modified terms provide that, among other things, in the event of a Capital Raise-defined as we raising more than $1,000,000 additional equity or debt financing, the interest rate accrued after such event is reduced from 12% to 4.68%. Additionally, the modified terms provide that we may make principal repayments towards the due to Chairman of the Board, the due to its Chief Executive Officer, and the due to related party amounting to approximately 25% of its cash flows from operating cash flows less capital expenditures. During 2006, we modified the terms of the agreements to allow prepayments at our discretion.

We were party to a Master Services Agreement with CES pursuant to which we provide brokerage services on the floor of the New York Mercantile Exchange. Edward J. O'Connor, our former President and a director, is a 50% stockholder of CES. Kevin P. Cassidy our former Chief Executive Officer until May 2007, is the Managing Director of CES. Pursuant to this arrangement, we were paying to CES a minimum annual fixed fee of $50,000 and assume all expenses directly incurred by CES's associated floor brokerage services. Additionally, we owed to CES $1,525,000 payable on April 1, 2014. However, upon a Capital Raise, we will pay up to 10.67% of the amount raised during the Capital Raise, up to $762,500, to CES, with the remaining principal and accrued interest of 12% from the date of the Capital Raise payable on April 1, 2014.

During April 2005, CES assigned its rights to the Company's liability of $1,525,000 equally to Edward O'Connor and Kevin Cassidy, co-owners of CES. Subsequently, during April 2005, the Company entered into modifications of the terms of the amounts due from it to Mark Nordlicht, Edward O'Connor and Kevin Cassidy. The modified terms provide that, among other things, in the event of a Capital Raise, the interest rate accrued after such event is reduced from 12% to 4.68%. Additionally, the Company may make principal repayments towards such liabilities amounting to approximately 25% of its quarterly cash flows from operating activities less capital expenditures.

Pursuant to this arrangement, our share of revenues and expenses of the floor brokerage services amounted to approximately $901,000 and $15,000, respectively, during 2007. We have received $1.5 million from CES in connection with such floor brokerage services during 2007,. In April 2007, the Company reimbursed CES approximately $165,000 for commissions to a broker that CES paid on the Company's behalf. All obligations pursuant to this arrangement have been satisified as of December 31, 2007 This agreement was terminated in January 2007 and our floor operations were assumed by one of our subsidiaries, OPEX International, Inc.

The Company has recognized revenues from brokerage commissions of approximately  $253,000 and $3,000 during 2007  from Platinum Partners, L.P. and Fenmore Holdings LLC, respectively, entities in which Mark Nordlicht is also the managing partner or a stockholder. All obligations from such related parties have been satisfied at December 31, 2007.

Jules Nordlicht, the father of the Company's former Chairman of the Board, leased to us a seat on the exchange through which CES maintained its floor operations. We assumed the cost of the lease in April 2006 and renewed it in December 2006 through June 2007. We terminated this agreement effective April 1, 2007. The lease provided for monthly payments of $5,000 through June 30, 2007. The amount paid pursuant to the lease amounted to $15,000  during 2007.

We also received incentives from NYMEX, a stockholder (the "Investor"). The incentives are earned based on a percentage of the total revenues received by the exchange attributable to our volume of OTC market transactions submitted to the respective exchanges. Under this incentive program offered by NYMEX, 25% of the revenues from NYMEX ClearPort are allocated to an intermediary incentive pool. At the end of each quarter, the qualifying intermediaries, including us, receive their pro-rata share based on the volume for which they were responsible. There is no minimum volume requirement in order to participate. The Company recognized revenues from incentives amounting to approximately $3.3 million during 2007. The Company received approximately $2.0 million from the Investor, pursuant to such incentive arrangement during 2007. NYMEX owes us approximately $641,000 at December 31, 2008 and, after several requests, have not indicated to us whether they will ever satisfy their obligations to us or when.

On April 10, 2007, we, Mark Nordlicht, our former Chairman of the Board, Kevin Cassidy, our former Vice Chairman and Chief Executive Officer, Edward O'Connor, our former President and a Director, (together with Mr. Nordlicht and Mr. Cassidy, the "Founding Stockholders"), and NYMEX Holdings, Inc. (the "Investor") entered into a definitive stock and warrant purchase agreement (the "Stock and Warrant Purchase Agreement").

Pursuant to the terms of the Stock and Warrant Purchase Agreement, Mr. Nordlicht, Mr. Cassidy and Mr. O'Connor sold to the Investor, 7,000,000, 1,905,000 and 1,853,886 shares, respectively, of common stock of the Company. This aggregate of 10,758,886 shares of common stock (the "Purchased Shares") represented 19% of the then outstanding shares of common stock on a fully diluted basis (without giving effect to the Warrant, as defined and discussed below). The purchase price paid by the Investor for the Purchased Shares was $2.69 per share. Additionally, pursuant to the Stock and Warrant Purchase Agreement, we physically issued to the Investor the Warrant, as defined and described below, in consideration of the Investor's agreement (i) to develop with us a marketing plan, which plan will detail proposed expenditures by the Investor and joint activities; (ii) subject to regulatory requirements, to provide space for up to twenty of our brokers on the Investor's trading floor; and (iii) to host our electronic trading platform, OPEX, in the Investor's data center and provide us with computer and networking hardware, software, bandwidth and ancillary infrastructure and services reasonably necessary to interconnect OPEX with the Investor's clearing system market gateway to trading and clearing services. Additionally, we agreed to exclusively clear all OTC products through the Investor's clearing system for a period of ten years (provided that the Investor continues to offer clearance for a particular product through its clearing system) in consideration for additional fees to be paid by the Investor to us.

The warrant issued by us (the "Warrant") permits the Investor to purchase a number of shares of common stock sufficient to increase the Investor's ownership of the Company's common stock to an amount not to exceed 40% of the Company's then outstanding common stock on a fully diluted basis, based on the assumption that the Investor has retained ownership of the Purchased Shares and any shares of common stock previously issued to the Investor upon a partial exercise of the Warrant. The Warrant is exercisable at any time and from time to time prior to October 10, 2008 at an exercise price per share equal to $4.30 (the "Exercise Price"). The Warrant does not contain a cashless exercise feature. The Exercise Price is subject to certain customary adjustments to protect against dilution.

In connection with the consummation of the transactions contemplated by the Stock and Warrant Purchase Agreement , the Company, the Investor and the Founding Stockholders also entered into an Investor Rights Agreement, also dated April 10, 2007 (the "Investor Rights Agreement"), pursuant to which, for so long as the Investor owns at least 5,379,443 shares of common stock:

(a) the Investor is entitled to designate one person (reasonably acceptable to the Company) that we are required to nominate as a member of the our board of directors (the "Investor Director");

(b) each of the Founding Stockholders are required to vote their shares in favor of the election of the Investor's designee as one our directors;

(c) the Investor is required to vote its shares in favor of each individual nominated for election as a member of the Company’s board of directors by the board of directors, by the nominating committee of the Company or such other ad hoc committee as may be acting in such nominating role;

(d) subject to certain permitted threshold amounts, the consent of the Investor Director (which may not be unreasonably withheld) is required before we may take certain actions, including (1) issuances of shares of a class of stock ranking senior to the common stock, (2) acquisitions of businesses or assets, (3) entry into related party transactions, (4) the declaration or payment of dividends or distributions on or with respect to, or the optionable redemption of, capital stock or the issuance of debt and (5) entry into any business which is not similar, ancillary or related to any of the businesses in which we are currently engaged;

(e) each of the Founding Stockholders and the Investor have certain rights of first refusal to purchase or subscribe for their pro rata percentage of shares in certain subsequent sales by us of common stock and/or certain other securities convertible into or exchangeable for common stock;

(f) each of the Founding Stockholders and the Investor have certain rights of first refusal with respect to proposed sales of our common stock by the others; and

(g) before they may accept any offer by an independent third party to acquire fifty percent (50%) or more of the total voting power of our common stock, the Founding Stockholders and we are required to provide notice of such offer to the Investor and permit the Investor a period of 10 days to make its own offer.

The Investor Rights Agreement additionally requires the Investor to refrain from purchasing any additional shares of our common stock, with certain limited exceptions, until April 10, 2008.

The Company and the Investor also entered into a registration rights agreement, dated April 10, 2007 (the "Registration Rights Agreement"), pursuant to which, among other things, we have provided the Investor, subject to standard exceptions, with (a) unlimited "piggyback" rights subject to standard underwriter lock-up and cutback provisions and (b) the right to two demand registrations for underwritten offerings or take downs off of a shelf registration statement, provided that (i) a minimum of $5,000,000 of our common stock is offered in such demand registration or take down and (ii) we will not be obligated to effectuate more than one underwritten offering pursuant to a demand registration by the Investor in any six-month period. In addition, if we are eligible to register our securities on Form S-3 (or any successor form then in effect), the Investor will be entitled to unlimited registrations on Form S-3 (or any successor form then in effect), including shelf registrations, provided that (a) a minimum of $5,000,000 of common stock is offered in the S-3 registration and (b) we will not be obligated to effect more than two S-3 registrations in any twelve month period. An S-3 registration will not count as a demand registration, unless such registration is for an underwritten offering or an underwritten take down off of an existing, effective shelf registration statement.

As a condition to the Investor's obligation to consummate the transactions contemplated by the Stock and Warrant Purchase Agreement, Mr. Nordlicht executed an agreement, dated April 10, 2007 (the "Waiver"), waiving any obligation on the part of the Company to make any prepayment of principal, or to begin paying interest upon amounts due to Mr. Nordlicht, under the Loan Agreement between him and the Company, dated March 2004, as a result of any exercise by the Investor of the Warrant. Also as a condition to the Investor's obligation to consummate the transactions contemplated by the Stock and Warrant Purchase Agreement, Mr. Cassidy and the Company entered into an Amended and Restated Employment Agreement and Mr. O'Connor entered into a Non-Competition Agreement, dated April 10, 2007, with the Company, pursuant to which Mr. O'Connor agreed not to disclose or use the Company's confidential information and, for a period of nine months following the termination of Mr. O'Connor's employment, not to compete with the Company or solicit certain customers of the Company.

Pursuant to our final agreements with the Investor in April 2007, we physically issued to the Investor warrants which will permit the Investor to purchase a number of shares of common stock sufficient to increase its ownership to an amount not to exceed 40% of our then outstanding common stock on a fully diluted basis, based on the assumption that the Investor has retained ownership of the Purchased Shares and any shares of common stock previously issued to the Investor upon a partial exercise of the Warrant. The Warrant will be exercisable from time to time for a period of 18 months from the closing date of the final agreement at an exercise price per share equal to $4.30 (the "Exercise Price"). The Exercise Price will be subject to certain customary adjustments to protect against dilution.

The number of warrants issued to NYMEX may increase or decrease from time to time until October 2008, depending on whether we issue additional shares, options, and warrants, repurchase treasury shares, or certain outstanding options and warrants expire or become unexercisable. Because the number of shares will vary from time to time, the fair value of the warrants issued pursuant to our agreement and the related amortization may also vary from time to time, until October 2008.

Following the occurrence of the events which are subject of the matters discussed in Item 1 of Part II of this Report "Legal Proceedings," we have not agreed with the Investor on the joint marketing and technology initiatives discussed, above. Additionally, the Investor indicated in a Schedule 13D it filed with the SEC on July 6, 2007, with respect to its holdings of equity securities of the Company, that it was now re-considering its potential joint marketing and technology initiatives with the Company. As a result, the Investor and the Company have not developed the contemplated joint marketing and technology initiatives.

The sale of the Purchased Shares by the Founding Stockholders in an agreement in which the Company would benefit from the Consideration constitutes a shared-based payment transaction. As such, the Company established that the fair value of the Purchased Shares is more reliably measurable than the Consideration from the Investor.

The fair value of the Consideration attributable to the Purchased Shares represents the difference between the market value of the Purchased Shares at the date of the Stock and Warrant Purchase Agreement, as quoted on the Over-the-Counter Bulletin Board, and the disposition proceeds of the Purchased Shares. The fair value of the Consideration at April 10, 2007 amounted to $49,490,876 and was initially recorded as capital contribution from the Founding Stockholders.

The fair value of the Consideration attributable to the Warrant amounted to $99,594,000.

However, at June 30, 2007, based upon the statements made by the Investor, the Company was unable to assert that it would receive any of the benefits initially contemplated by the Stock and Warrant Purchase Agreement. Accordingly, the Company has recorded a charge to its statement of operations amounting to approximately $145.8 million, at June 30, 2007.

Pursuant to an agreement providing for the reimbursement of certain administrative expenses for services provided to a coffee bean roaster, Sleepy Hollow Coffee Roasters, Inc. ("Sleepy Hollow"), a company owned by Edward J. O'Connor and by Kevin P. Cassidy, we charged an administrative fee of $8,000 to Sleepy Hollow during 2007. We provided such services to Sleepy Hollow to ensure that Edward O'Connor and Kevin Cassidy can focus as much time and efforts as possible on our operations. This agreement was terminated by both parties effective June 30, 2007.

At December 31, 2008, we owe approximately $98,000 to a Mark Nordhlicht for certain legal fees incurred and paid by him in connection with legal matters for which he is entitled to be indemnified.

PRINCIPAL REGISTERED INDEPENDENT ACCOUNTANT

Sherb & Co., LLP, an independent registered accounting firm, has audited our financial statements for the years ended December 31, 2008 and 2007. The Board of Directors has appointed Sherb & Co. to serve as our registered accounting firm for the 2008 year-end audit and to review our quarterly financial reports for filing with the Securities and Exchange Commission during fiscal year 2009. We expect that a representative from Sherb & Co. will attend the annual meeting on March 31, 2009. The representative will have an opportunity to make a statement, if he so desires, and we expect that he will be available to respond to appropriate questions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

AUDIT AND NON-AUDIT FEES

The following table shows the fees paid or accrued by us for the audit and other services provided by Sherb & Co. for fiscal year 2008 and 2007.

	2008		2007
Audit Fees (1)		$75,000	$78,000
Audit-Related Fees		$--	$--
Tax Fees		$--	$--
All Other Fees (2)	$		$2,580
Total		$75,000	$80,580

(1) Audit fees represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) All Other Fees represent edgarization services related to the certain statutory and regulatory filings.

BOARD AUDITING ACTIVITIES

PRE-APPROVAL POLICIES AND PROCEDURES
The Board acts as the audit committee, and consults with respect to audit policy, choice of auditors, and approval of out-of-the-ordinary financial transactions. The Board approved all of the services provided by Sherb & Co., as described above.

BOARD AUDIT REVIEW
The Board, acting in its audit role, has reviewed and discussed the audited financial statements with management. The Board has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance. As of the date of this proxy statement, the Board has not yet received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board, but the Board and the independent accountant have discussed those matters that will be included in the letter and written disclosures, including the independent accountant’s independence. Based on the review and discussions referred to in this paragraph, the Board has approved that the audited financial statements be included in the Company’s 2008 annual report to stockholders, which includes its 2008 Form 10-K, to be filed with the SEC.

Board members performing audit functions:
Thomas Burchill
Edward O’Connor
Dov Rauchwerger
Andrew Samaan

HOUSEHOLDING

The Company has adopted a procedure called “householding”, which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this proxy statement and the annual report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the Company’s printing costs, mailing costs and related fees. Upon request, the Company will promptly deliver a separate copy of the Notice, this proxy statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice, this proxy statement and/or the Annual Report, you may write to the Company at the following address:

Optionable, Inc.
95 Croton Avenue, Suite 32
Ossining, NY 10562

DEADLINE FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

A qualified stockholder who wishes to present a proposal at the Company’s 2010 annual meeting of stockholders and who wishes the proposal to be included in the proxy and proxy statement must submit the proposal in writing to the Company’s President at the address below. The proposal must be received no later than the close of business day on October 21, 2009. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Any stockholder proposal, including director nomination, that is intended to be presented at the Company’s 2010 annual meeting of stockholders, but is not intended to be included in the Company’s proxy statement or form of proxy, will be considered “untimely” if we receive it before December 1, 2009 or after December 31, 2009. Such untimely proposals may be excluded from consideration at our 2010 annual meeting.

Please send stockholder proposals to:

President
Optionable, Inc.
95 Croton Avenue, Suite 32
Ossining, NY 10562

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors has created a procedure for stockholders to send communications to the Board. Stockholders who wish to communicate with a director or directors of the Board may send correspondence to the Company’s executive office. The Company’s president, who currently is a director as well, will review the correspondence and may forward it to the appropriate director or to the Board as a whole. Please send communications to a director(s) to:

Optionable, Inc.
95 Croton Avenue, Suite 32
Ossining, NY 10562

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Directions to the 2009 Annual Meeting of Stockholders

From New York City
(approximately 35 miles, 1 hour drive):

Take Henry Hudson Parkway North to
Sawmill Parkway North
Take Exit 25/Hawthorne
Turn left on route 9A
Drive 6 miles to ramp toward Route-133 Ossining
Turn left onto Croton Avenue

From Hartford, Connecticut
(approximately 94 miles, 2 hour drive):

Take I-84 West towards Waterbury
Take exit 20/White Plains onto I-684 South/White Plains/New York
Take exit 5/Saw Mill Parkway South
Take exit 29/Manville Road/Pleasantville
Turn left on route 117
Turn right to take ramp onto Saw Mill River Road (route 100 North) toward route 9A North
Continue on route 100 North
Continue on Briarcliff-Peekskill Parkway
Take ramp toward route 133 /Ossining
Turn left on Croton Avenue

PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

OPTIONABLE, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS—MARCH 31, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter J. Walsh and Arthur B. Crozier, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Optionable, Inc. held of record by the undersigned at the close of business on February 10, 2009, at the Annual Meeting of Stockholders to be held on March 31, 2009 at 95 Croton Avenue, Suite 32, Ossining, New York, or at any adjournment or postponement thereof.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder.  If this proxy is properly executed and returned but no direction is made, this proxy will be voted for all of the nominees for director in proposal 1.  Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies hereto given and acknowledges receipt of the Proxy Statement and the Notice of 2009 Annual Meeting of Stockholders, dated February 18, 2009, and the company’s 2008 annual report.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

☒  Please mark your votes as in this example using dark ink only.

OPTIONABLE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES FOR DIRECTOR.

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” all the nominees below.

Proposal 1: Election of Directors

	FOR	WITHHOLD
01 - Marc-Andre Boisseau	☐	☐
02 - Thomas F. Burchill	☐	☐
03 - Edward O’Connor	☐	☐
04 - Andrew Samaan	☐	☐

This proxy card must be signed and dated for your vote to be counted.

Date __________________________________, 2009

__________________________________________
Signature

__________________________________________
Signature (if held jointly)

Note: Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.